Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(5)

(Form Type)

AbbVie Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is $14,963,187,500.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate (Per Million)	Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid	Debt	4.800% Notes due 2027	457(r)	$2,250,000,000	99.859%	$2,246,827,500	$147.60	$331,631.74
Fees to Be Paid	Debt	4.800% Notes due 2029	457(r)	$2,500,000,000	99.793%	$2,494,825,000	$147.60	$368,236.17
Fees to Be Paid	Debt	4.95% Notes due 2031	457(r)	$2,000,000,000	99.896%	$1,997,920,000	$147.60	$294,892.99
Fees to Be Paid	Debt	5.05% Notes due 2034	457(r)	$3,000,000,000	99.685%	$2,990,550,000	$147.60	$441,405.18
Fees to Be Paid	Debt	5.35% Notes due 2044	457(r)	$750,000,000	99.862%	$748,965,000	$147.60	$110,547.23
Fees to Be Paid	Debt	5.40% Notes due 2054	457(r)	$3,000,000,000	99.657%	$2,989,710,000	$147.60	$441,281.20
Fees to Be Paid	Debt	5.50% Notes due 2064	457(r)	$1,500,000,000	99.626%	$1,494,390,000	$147.60	$220,571.96
TOTAL	—	—	—	$15,000,000,000	—	$14,963,187,500		$2,208,566.48